Exhibit 2.2
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment (the “Amendment”) to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of November 29, 2010, by and among PGxHealth, LLC, a Delaware limited liability company (“Seller”), Clinical Data, Inc., a Delaware corporation (“Seller Parent”), and Transgenomic, Inc., a Delaware corporation (“Buyer”), amends the Asset Purchase Agreement effective as of this 29th day of December, 2010, as follows:

Whereas, Buyer has determined to extend offers of employment to a greater number of the Business Employees than was previously contemplated by the Parties, thereby decreasing the amount of severance payable to certain Business Employees;

Whereas, in connection with the sublease of the Leased Real Property to Buyer, Seller and Seller Parent will be required to make certain modifications to the Leased Real Property to accommodate Buyer’s occupation of such space and, in doing so, will incur certain costs related thereto; and

Whereas, in connection with the foregoing, the Parties have agreed to adjust certain payment provisions in the Asset Purchase Agreement.

Now, Therefore, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto covenant and agree as follows:

1.	All capitalized terms not otherwise defined herein shall have their respective meanings as defined in the Asset Purchase Agreement.

2.	Section 2.2(c) of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced by the following:

“(c) issue to Seller the Second Note in the initial aggregate principal amount of $988,500 (the “Second Note Consideration” and, together with the First Note Consideration and the Closing Cash Consideration, the “Closing Consideration”).”

3.	The table set forth in Section 2.3 of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced by the following:

Collected A/R Amount	Percentage Owed to Seller
First $1,000,000 collected during the A/R Collection Period	[…***…]%
Next $1,500,000 collected during the A/R Collection Period	[…***…]%
All remaining amounts collected during the A/R Collection Period	[…***…]%

*Confidential Treatment Requested

4.
No Further Amendments.  The Asset Purchase Agreement and all terms therein not so amended by this Amendment shall remain in full force and effect pursuant to its terms as amended hereby.  In the event of a conflict or inconsistency between this Amendment and the Asset Purchase Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

5.
Counterparts.  This Amendment may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument.  The exchange of copies of this Amendment and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the Parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

6.
References.  Upon effectiveness of this Amendment, all references in the Asset Purchase Agreement to “the Agreement,” “hereunder,” “herein,” “hereof,” or words of like import referring to the Asset Purchase Agreement shall be deemed to refer to the Asset Purchase Agreement, as amended.

7.
Entire Agreement.  This Amendment reflects the entire agreement of the Parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings with respect to such subject matter.  This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.  This Amendment and any provisions hereof may not be modified, amended, waived, extended, or changed orally, but only by an agreement in writing signed by the Party (or Parties) against whom the enforcement of any modification, amendment, waiver, extension, or change is sought.

8.
Governing Law.  This Amendment shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Any disputes shall be exclusively resolved in the State or Federal courts residing in Dover, Delaware.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, Seller, Seller Parent and Buyer have executed this Amendment to Asset Purchase Agreement as of the date first above mentioned.

SELLER:

PGxHealth, LLC

By:	PGxHealth Holding, Inc.
Its:	Sole Member

By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President and Chief Legal Officer

SELLER PARENT:

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President and Chief Legal Officer

BUYER:

Transgenomic, Inc.

By:	/s/ Craig J. Tuttle
Craig J. Tuttle
President and Chief Executive Officer

Signature Page to Amendment to Asset Purchase Agreement